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Exhibit 99.1

THE HAVANA GROUP / SURGE GLOBAL ENERGY COMPLETES AGREEMENT WITH DYNAMO ENERGY

Wednesday, October 13, 2004

NORTH CANTON, Ohio--(BUSINESS WIRE)--October 13, 2004--The Havana Group/Surge Global Energy (OTCBB:HVGP - News) is pleased to announce that it has entered into an agreement with Dynamo Energy for the purpose of acquiring and funding a series of oil and gas development / exploration prospects in North America.

Dynamo Energy has identified a prospect that contains approximately 10 billion barrels of oil. The Havana Group / Surge Global Energy is currently evaluating this prospect with their world-class team of geologists, consultants, and directors to determine the best way to move forward on this opportunity.

Through this agreement, The Havana Group / Surge Global Energy has acquired first right to all of Dynamo Energy's prospects until October 12, 2009. Gary W. Vandergrift, President of Dynamo Energy, has over thirty years of experience in oil and gas exploration, development, technology, and engineering.

"We are in the midst of a serious oil and gas crisis here in the United States," stated Havana's Vice President Frederick C. Berndt. "With increasing pressure of global oil and gas prices, it is a serious responsibility to continue exploration and development of new fields. Our Company is on the forefront of these opportunities. This agreement with Dynamo Energy strengthens our foothold and allows us to expand our asset base, diversify risk, and eventually assist in healing this current crisis in America."

The Havana Group / Surge Global Energy is a company organized for the purpose of exploring oil and gas on a worldwide basis. The company's flagship prospect is the Santa Rosa Prospect in Mendoza, Argentina. The company also has acquired certain domestic gas development interests in West Texas. Additional information will be available as future events occur. One may visit, WWW.SURGEGLOBALENERGY.COM for more information on the Company.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.


___________________________
CONTACT:
     The Havana Group/Surge Global Energy
     Frederick C. Berndt, 330-244-9720